Exhibit 99.1

XpresSpa Group Reports First Quarter 2022 Results

Articulates Four Strategic Imperatives to Accelerate Company Evolution as a Leading Health and Wellness Provider for ‘People on the Go’

Quarterly Revenue of $24.0 Million and Adjusted EBITDA of $0.4 Million

Cash Balance of $83.0 Million and No Long-Term Debt

Repurchased $11.1 Million of Shares During the First Quarter 2022, Intends to Complete Remaining Repurchase Authorization As Opportunities Arise

Webcast and Conference Call Scheduled for 4:30 PM ET Today

NEW YORK, May 16, 2022 - XpresSpa Group, Inc. (Nasdaq: XSPA), a travel health and wellness company, today reported that it has filed financial results on Form 10-Q for the first quarter ending March 31, 2022.

Scott Milford, XpresSpa Group CEO, stated, “The foundation for the future of our company is built on four strategic imperatives. These imperatives will accelerate our evolution to being a leading health and wellness provider for people ‘on the go’. By controlling costs, optimizing the operational structure, and increasing revenue opportunities in our airport locations we are poised to experience a truly transformational and productive year. The entire team is committed to delivering on these business initiatives and we look forward to sharing our progress with each milestone.”

He added, “As part of our efforts to return capital to shareholders, we repurchased over $11 million of our common stock during the first quarter and intend to complete the remaining repurchase authorization in the near-term.”

Business Update

XpresCheck®

XpresSpa Group’s XpresTest, Inc. subsidiary (“XpresCheck”) provides medical diagnostic testing services, including Covid-19 testing options such as a Polymerase Chain Reaction (PCR) test and a rapid PCR test. As of today, there are 15 XpresCheck locations operating in 12 airports.

In late 2021, XpresCheck began conducting bio surveillance monitoring, aimed at identifying existing and new SARS-CoV-2 variants, in collaboration with the Centers for Disease Control and Prevention (CDC) and Concentric by Ginkgo at four major U.S. airports (JFK International Airport, Newark Liberty International Airport, San Francisco International Airport, and Hartsfield-Jackson Atlanta International Airport). During the first quarter, we recognized $1.4 million of revenue related to this contract with the remaining $2.6 million of the contract expected to be recognized in the second quarter.

In April, as part of the CDC’s Traveler Based Surveillance program and together with our partner, Concentric by Ginkgo, we collected, identified, and sequenced one of the first samples containing the novel BA.4 sublineage of the Omicron variant and delivered it to the CDC’s lab. The sample was collected from passengers on a flight originating from South Africa and arriving at Hartsfield-Jackson Atlanta International Airport. This sequence represented one of the first sequences of the new Omicron sublineage that has been identified in the United States. We are thrilled that our biosurveillance program continues to play a pivotal role in detecting new variants entering the country, further highlighting the importance of Covid-19 testing.

Testing volumes decreased as we progressed through the first quarter, but particularly in March, and that trend has continued into April and May. While a decline in the first quarter relative to the fourth quarter last year was not surprising, as the first quarter is typically the weakest quarter in terms of airport traffic, the decrease was faster than projected. We believe the reason is that countries have started to relax their testing requirements faster than we expected.

We continue to believe that a strong biosafety program is critical to the continued control of this virus, or any other potential virus, and we will continue to focus on supporting this invaluable national effort. That said, as testing volumes decline, we are evaluating ways to reduce costs associated with operating our XpresCheck business without compromising the integrity of our biosafety efforts. We are also looking at converting existing underperforming XpresChecks back into spa locations where we may be able to provide testing.

XpresSpa®

There are currently 19 operating XpresSpa domestic locations, including two franchise locations. A majority of the domestic XpresSpa locations are operating approximately eight hours per day during the busiest hours (compared to up to 16 hours per day pre-pandemic), which has improved labor productivity. As airport volumes improve, we will continue reviewing our operating hours to optimize the revenue opportunity.

We are seeing renewed interest in wellness services among travelers along with a willingness to spend additional dollars on products and services that will improve their well-being while they travel.

Internationally, there are also six XpresSpa locations currently operating. These consist of three in Dubai International Airport in the UAE and three in Schiphol Amsterdam Airport in the Netherlands. However, we also have five XpresSpa locations that will be opening at Istanbul Airport in Turkey, with the first to open later this summer. These newest XpresSpas are all designed to improve a traveler’s peace of mind and well-being at this major airport hub. We believe international expansion is an important part of our continued growth as margins tend to be higher and cost of operation is generally lower. These factors, coupled with a more sophisticated international traveler who is willing to experience new technologies and spend more on wellness, will serve our growth efforts in the future.

Treat™

Treat is our travel, health and wellness brand transforming the way we access care through a suite of health and wellness services supported by an integrated digital platform and a relevant retail offering to the traveling public.

Treat’s on-site centers are currently located in JFK International Airport in New York and in Phoenix Sky Harbor International Airport in Arizona, and we will open later this year in Salt Lake City International Airport in Utah.

Our teams provide travel-related diagnostic testing for virus, cold, flu and other illnesses as well as hydration therapy, IV Drips, and vitamin injections. Travelers can purchase time blocks to use our wellness rooms to engage in interactive services like self-guided yoga, meditation and low impact weight exercises, or to relax and unplug from the hectic pace of the airport and renew themselves before or after their trip.

We will continue to evaluate the Treat model for expansion as we evolve the product and service offerings in our current locations. We will also use the opportunity to evolve and align spa services with some of the more popular Treat offerings to further integrate these businesses.

HyperPointe Acquisition

In January 2022, we announced and closed on the acquisition of gcg Connect, LLC d/b/a HyperPointe. HyperPointe is a leading digital healthcare and data analytics relationship marketing agency servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics.

Since June 2020, HyperPointe’s management team and suite of services and technology have been used to develop and deploy the technological infrastructure needed to scale the growth of our XpresCheck business. HyperPointe’s experience in this space continues to serve the XpresCheck business and will play a critical role in the expansion of ongoing biosurveillance efforts.

Share Repurchase Program

During the first quarter, we continued to execute on our share repurchase program, repurchasing 7.1 million shares at average cost of $1.55 per share, for a total of $11.1 million, all subject to blackout restrictions.

Based upon the current share price, which management believes is substantially undervalued, our intention is to repurchase additional shares when possible and complete the existing repurchase authorization in the near-term, subject to the limitations of blackout restrictions. As of May 16, 2022, there are 3.2 million shares that may be purchased under the current authorization.

Liquidity and Financial Condition

As of March 31, 2022, we had cash and cash equivalents, excluding restricted cash, of $83.0 million and no long term debt.

Summary of First Quarter 2022 Financial Results

Total revenue during the three months ended March 31, 2022 was $24.0 million compared to $8.5 million in the corresponding period in 2021. The increase in revenue was primarily due to the recognition of revenue from XpresCheck locations, although we also generated $2.9 million in revenue from our reopened XpresSpa locations and $0.5 million from the HyperPointe business acquired.

Cost of Sales

Cost of sales increased to $15.0 million from $4.2 million in the prior year first quarter due to the increased costs to operate the XpresCheck locations due to the Covid-19 pandemic, and the reopening of certain XpresSpa locations that were temporarily closed during the first quarter of 2021.

General and Administrative Expenses

General and administrative expenses were $10.2 million compared to $4.5 million for the year ago comparable period. The increase was primarily due to functional costs associated with the operations of XpresCheck and Treat wellness centers, XpresSpa locations, and the newly acquired HyperPointe segment.

Income from Operations

Loss from operations was $2.5 million compared to $0.9 million in the prior year first quarter.

Net Income Attributable to Common Shareholders

Net loss attributable to common shareholders was $4.3 million compared to $1.1 million in the prior year first quarter.

XpresCheck Operational Metrics

Total Patients by Quarter

Q1 2021	37,589
Q2 2021	92,415
Q3 2021	113,212
Q4 2021	104,805
Q1 2022	78,976

Total Rapid Test (Antigen and PCR) / Percent of Total Patients by Quarter

Q1 2021	27,651	74%
Q2 2021	75,788	82%
Q3 2021	110,376	97%
Q4 2021	103,000	98%
Q1 2022	78,524	99%

Rapid PCR Tests / Percent of Total Rapid Tests by Quarter

Q1 2021	114	0%
Q2 2021	32,382	43%
Q3 2021	74,090	67%
Q4 2021	101,526	99%
Q1 2022	78,261	99%

Non-GAAP Financial Metrics

Adjusted EBITDA

On a non-GAAP basis, Adjusted EBITDA was $0.4 million during the first quarter 2022, compared to Adjusted EBITDA of $0.9 million in the prior year first quarter.

We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization expense, non-cash charges, and stock-based compensation expense.

We consider Adjusted EBITDA to be an important indicator for the performance of our operating business, XpresCheck. In particular, we believe that it is useful for analysts and investors to understand that Adjusted EBITDA excludes certain transactions not related to core cash operating activities, which are primarily related to XpresCheck. We believe that excluding these transactions allows investors to meaningfully analyze the performance of core cash operations.

A reconciliation of operating loss presented in accordance with GAAP for the three-month periods ended March 31, 2022 and 2021 to Adjusted EBITDA (loss) is presented in the table below:

	Three months ended March 31,
	2022	2021
Income (loss) from operations	$(2,451)	$(921)
Add back:
Depreciation and amortization	1,264	744
Impairment/disposal of assets	-	22
Stock-based compensation expense	1,543	1,005
Adjusted EBITDA /(Loss)	$ 356	$850

Revised 2022 Revenue Target

Based on the swift relaxation of Covid-19 testing requirements by other countries for flights originating in the United States and the continued volatility of testing, we anticipate revenues to be lower than we originally forecasted.

Webcast and Conference Call Today

We will host a webcast and conference call at 4:30 p.m. Eastern Time today.

We encourage investors and interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 1-212-231-2930. To submit a question, please email ir@xpresspagroup.com.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

Participation in Water Tower Research Fireside Chat Series

We will participate in the Water Tower Research Fireside Chat Series on Thursday, May 19, 2022 at 2:00 PM Eastern Time when XpresSpa Group CEO, Scott Milford, will discuss his strategic vision for the Company. Topics will include:

•	Building a scalable and profitable unified offering under one brand

•	Developing an out of airport strategy

•	International expansion

•	Potential for accretive acquisitions to accelerate growth

If you are an institutional or retail investor and would like to listen to this fireside chat, please click below to register for the event.

Webcast Link: Water Tower Research | Scott Milford, CEO of XpresSpa Group, May 19,

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company operating three brands: XpresCheck®, XpresSpa®, Treat™.

•	XpresCheck is a leading on-site airport provider of Covid-19 screening and diagnostic testing with 15 locations in 12 domestic airports. XpresCheck is also partnered with the CDC and Concentric by Ginkgo, conducting biosurveillance monitoring at four major domestic airports to identify existing and new SARS-CoV-2 variants.
•	XpresSpa is a leading airport retailer of wellness services and related products, with 23 locations in 13 airports globally.
•	Treat is a travel health and wellness brand that is providing on-demand access to healthcare through technology and personalized services, including two domestic airport locations.
•	To further build on XpresSpa Group’s expertise in the health and wellness space, the Company acquired HyperPointe in January 2022, a leading digital healthcare and data analytics relationship marketing agency serving the global healthcare industry.

To learn more about XpresCheck, visit: www.XpresCheck.com

To learn more about XpresSpa, visit www.XpresSpa.com

To learn more about Treat, visit: www.Treat.com

To learn more about HyperPointe, visit: www.Hyperpointe.com

Twitter: @xprescheck and Instagram: @realxprescheck

Twitter: @XpresSpa and Instagram: @XpresSpa

Twitter: @Treat_Care and Instagram: @treat_care

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations

ICR

Raphael Gross

ir@xpresspagroup.com

(203) 682-8253

Media

Julie Ferguson

Julie@jfprmedia.com

(312) 385-0098